EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Steven D. Kunzman
Chairman of the Board, President
 and Chief Executive Officer
(308) 382-4000

Central Plains Bancshares, Inc. Announces Expected Closing Date of
Initial Public Offering

Grand Island, NE; October 16, 2023 – Central Plains Bancshares, Inc. (the “Company”), the proposed holding company for Home Federal Savings and Loan Association of Grand Island, which operates under the name “Home Federal Bank” (the “Bank”), announced today that all final regulatory approvals have been received to complete the Bank’s conversion from the mutual form of organization to the stock form of organization and the Company’s related stock offering.  The Bank’s members approved the transaction at a Special Meeting of Members held on September 28, 2023.

The transaction is expected to close on October 19, 2023.  The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the symbol “CPBI” beginning on October 20, 2023.

The Company expects to sell 4,130,815 shares of common stock, which includes 330,465 shares to be sold to the Bank’s Employee Stock Ownership Plan, and is between the maximum of the offering range and the adjusted maximum of the offering range as disclosed in the Company’s Prospectus dated August 14, 2023.  Gross offering proceeds (before deducting offering expenses) are expected to total approximately $41.3 million based on the offering price of $10.00 per share.  The Company expects to have 4,130,815 shares of common stock issued and outstanding upon the closing of the transaction.

All valid stock orders received in the subscription offering are expected to be filled according to the purchase limitations disclosed in the Company’s Prospectus dated August 14, 2023.  No shares of stock were sold in a community offering.  Subscribers wishing to confirm their stock orders may do so by contacting the Stock Information Center at 1-(844) 265-9679.  The Stock Information Center is open between 9:00 a.m. and 3:00 p.m., Central time, Monday through Friday, except on bank holidays.  Subscribers may also confirm their stock orders online at https://allocations.kbw.com.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about October 20, 2023.

Keefe, Bruyette & Woods, Inc., A Stifel Company acted as marketing agent for the Company in connection with the stock offering.  Luse Gorman, PC serves as legal counsel to the

Company and the Bank.  Kilpatrick Townsend & Stockton LLP served as legal counsel to Keefe, Bruyette & Woods, Inc. in connection with the stock offering.

About Home Federal Savings and Loan Association of Grand Island

Originally chartered in 1935, Home Federal Savings and Loan Association of Grand Island, which operates under the name “Home Federal Bank,” is a federally-chartered mutual savings association headquartered in Grand Island, Nebraska. The Bank conducts its operations from the main office in Grand Island, Nebraska, six branch offices located in Grand Island, Hastings, Holdrege, Lexington and Superior, Nebraska, a drive-up facility in Grand Island, Nebraska and a loan production office in Lincoln, Nebraska
.
Special Notice Regarding Common Stock
The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.